Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement of Inspired Entertainment, Inc. and Subsidiaries on Amendment No. 1 to Form S-3 [File No. 333-253072] of our report dated March 30, 2020, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2019 and September 30, 2018 and for the year ended December 31, 2019, the three months ended December 31, 2018, and for the year ended September 30, 2018 appearing in the Annual Report on Form 10-K of Inspired Entertainment, Inc. and Subsidiaries for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Dated; February 12, 2021

/s/ Marcum LLP

Marcum LLP